Griffon Corporation Announces Second Quarter Results

NEW YORK, NEW YORK, May 3, 2023 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fiscal 2023 second quarter ended March 31, 2023.

Revenue for the second quarter totaled $711.0 million, a 9% decrease compared to $779.6 million in the prior year quarter. Adjusting for the period Griffon did not own Hunter Fan Company ("Hunter") in the prior year quarter, organic revenue decreased 12%.

During fiscal 2023 second quarter, Griffon recorded $132.8 million, net of tax, or $2.40 per share, of charges related to impairment of intangible assets and an expansion of its global sourcing strategy, both in the Consumer and Professional Products ("CPP") segment. These items, as well as other items that affect comparability, resulted in a loss from continuing operations of $62.3 million, or $1.17 per share. Prior year second quarter income from continuing operations was $58.2 million, or $1.09 per share. Excluding all items that affect comparability from both periods, adjusted income from continuing operations was $66.9 million, or $1.21 per share in the current year quarter compared to $72.7 million, or $1.36 per share in the prior year quarter (see reconciliation of Income (loss) from continuing operations to Adjusted income from continuing operations for details).
Adjusted EBITDA from continuing operations for the second quarter was $136.9 million, a 2% decrease from the prior year quarter of $139.3 million. Adjusted EBITDA from continuing operations, excluding unallocated amounts (primarily corporate overhead) of $14.6 million in the current quarter and $13.1 million in the prior year quarter, totaled $151.5 million, decreasing 1% from the prior year of $152.3 million. Adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, strategic review, restructuring charges, non-cash impairment charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (for a reconciliation of “Adjusted EBITDA”, a non-GAAP measure, to income (loss) before taxes from continuing operations, see the attached table).

“Griffon’s financial results through the first half of 2023 exceeded expectations, driven by the performance of our Home and Building Products ("HBP") segment. HBP’s strong results reflect growth in commercial volume and favorable pricing and mix. In addition, we are expanding business development efforts and further improving productivity as HBP's residential sectional door backlog and lead times have returned to normal levels,” said Ronald J. Kramer, Chairman and Chief Executive Officer.

“Our Consumer and Professional Products ("CPP") segment's performance continues to reflect reduced consumer demand, elevated customer inventory levels, and an increasing customer focus on value products,” continued Mr. Kramer. “To address these evolving market conditions, CPP is expanding its global sourcing strategy to include certain product categories that are currently manufactured and sold in the U.S. market. Strategically sourcing these products will enable us to return these product lines to profitability, and will enable us to remain competitive in an increasingly price sensitive marketplace by better managing costs, efficiently meeting variable demand, and reducing operational complexity. These actions are a continuation of the evolution of CPP, and positions the segment to achieve 15% target EBITDA margins, supporting value creation for our shareholders.

“As a result of our overall strong performance in the first half, we are raising full-year EBITDA guidance from $500 million to $525 million. In addition, earlier today we announced a 25% increase to our regular quarterly dividend, which complements our previously announced $2.00 per share special dividend and the increase in our stock buyback authorization to $258 million. These actions demonstrate our commitment to enhancing both immediate and long-term value to our shareholders and reflect the confidence Griffon’s Board and management have in our strategic plan and outlook.”

Segment Operating Results

Consumer and Professional Products ("CPP")
CPP revenue in the current quarter of $314.3 million decreased 24% compared to the prior year period due to a 29% reduction in volume across all channels and geographies driven by reduced consumer demand, customer supplier diversification in the U.S., and elevated customer inventory levels, coupled with an unfavorable foreign exchange impact of 2%. These items were partially offset by $21.6 million of Hunter revenue, or 5%, for the portion of the current quarter in which Hunter was not owned by Griffon in the prior year quarter, as well as price and mix of 2%. Hunter contributed $76.2 million in the current quarter.

For the current quarter, Adjusted EBITDA was $19.6 million, compared to $47.8 million in the prior year quarter. The variance to prior year was primarily due to the unfavorable impact of the reduced volume noted above, and its related impact on manufacturing and overhead absorption, and increased material costs in Australia and Canada. This was partially offset by $3.3 million from the Hunter acquisition for the portion of the current quarter in which Hunter was not owned by Griffon in the prior year quarter and reduced discretionary spending. EBITDA reflected an unfavorable foreign exchange impact of 1%. Hunter contributed $12.2 million in the current quarter.

CPP Global Sourcing Strategy Expansion

In response to market conditions, Griffon’s CPP segment will expand its global sourcing strategy to include long handle tools, material handling, and wood storage and organization product lines for the U.S. market.

By transitioning these product lines to an asset-light structure, CPP’s operations will be better positioned to serve customers with a more flexible and cost-effective sourcing model that leverages supplier relationships around the world, while improving its competitive positioning in a post-pandemic marketplace. These actions will enable CPP to achieve 15% EBITDA margins, while enhancing free cash flow through improved working capital and significantly lower capital expenditures.

The global sourcing strategy expansion is expected to be complete by the end of calendar 2024. Over that period, CPP expects to reduce its U.S. facility footprint by approximately 1.2 million square feet, or 30%, and its headcount by approximately 600. The affected U.S. locations will include Camp Hill and Harrisburg, PA; Grantsville, MD; Fairfield, IA; and four wood mills.

Implementation of this strategy over the duration of the project will result in charges of $120 to $130 million, including $50 to $55 million of cash charges for employee retention and severance, operational transition, and facility and lease exit costs, and $70 to $75 million of non-cash charges primarily related to asset write-downs. Capital investment in the range of $3 to $5 million will also be required. These costs exclude cash proceeds from the sale of real estate and equipment, which are expected to largely offset the cash charges, and also exclude inefficiencies due to duplicative labor costs and absorption impacts during transition.

In both the quarter and six months ended March 31, 2023, CPP incurred charges of $78.3 million related to the expansion of its global sourcing strategy consisting of cash charges of $19.2 million and non-cash, asset-related charges of $59.1 million.

Home and Building Products ("HBP")

HBP revenue in the current quarter of $396.7 million increased 8% from the prior year period, due to favorable pricing and mix of 14% driven by both residential and commercial. Total volume decreased 6% due to decreased residential volume, partially offset by increased commercial volume.

HBP Adjusted EBITDA in the current quarter was $131.9 million, increasing 26% compared to the prior year period. Adjusted EBITDA benefited from the increased revenue noted above and reduced material costs, partially offset by increased labor, transportation, advertising and marketing costs.

Taxes
The Company reported pretax loss from continuing operations for the quarter ended March 31, 2023 compared to pretax income from continuing operations for the quarter ended March 31, 2022, and recognized the effective tax rates of 30.9% and 29.8% for the quarters ended March 31, 2023 and 2022, respectively. Excluding all items that affect comparability, the effective tax rates for the quarters ended March 31, 2023 and 2022 were 29.5% and 28.5%, respectively.

Balance Sheet and Capital Expenditures
At March 31, 2023, the Company had cash and equivalents of $175.6 million and total debt outstanding of $1.51 billion, resulting in net debt of $1.33 billion. Leverage, as calculated in accordance with our credit agreement, was 2.5x net debt to EBITDA. Year-to-date March 31, 2023 free cash flow of $161.6 million reflects the strong operating results through the first half of 2023. Borrowing availability under the revolving credit facility was $356.3 million subject to certain loan covenants. Capital expenditures were $7.1 million for the quarter ended March 31, 2023.

On April 20, 2023, Griffon announced that the Board of Directors approved an increase of its share repurchase authorization to $258 million from the prior unused authorization as of March 31, 2023 of $58 million. There were no share repurchases during the quarter ended March 31, 2023.

2023 Outlook

We now expect 2023 revenue of $2.7 billion (prior $2.95 billion) reflecting decreased CPP revenue, primarily driven by reduced consumer demand and ongoing elevated levels of customer inventory, partially offset by increased HBP revenue driven by commercial volume increases and improved residential volume expectations.

Adjusted EBITDA in 2023 is now expected to be at least $525 million (prior $500 million), excluding unallocated costs of $56 million, and charges related to the strategic review process of $22 million (prior $16 million) and AMES’s global sourcing expansion. Increased Adjusted EBITDA expectations reflect strong HBP results partially offset by the reduced CPP volume noted above, and its related impact on manufacturing and overhead absorption.

Other guidance remains unchanged for 2023, including free cash flow to exceed net income, capital expenditures of $50 million, depreciation of $50 million and amortization of $22 million, interest expense of $103 million, and a normalized tax rate of 29%.

Conference Call Information
The Company will hold a conference call today, May 3, 2023, at 8:30 AM ET.

The call can be accessed by dialing 1-888-886-7786 (U.S. participants) or 1-416-764-8658 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 49851739. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Wednesday, May 3, 2023 at 11:30 AM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 49851739. The replay will be available through Wednesday, May 17, 2023 at 11:59 PM ET.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, the impact of the Hunter Fan transaction, the industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings and improved operational results from cost control, restructuring, integration and disposal initiatives (including, in particular, the expanded CPP outsourcing strategy announced in May 2023); the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; increases in the cost or lack of availability of raw materials such as resin, wood and steel, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including inflation, interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; possible terrorist threats and actions and their impact on the global economy; effects of possible IT system failures, data breaches or cyber-attacks; the impact of COVID-19, or some other future pandemic, on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax laws. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon conducts its operations through two reportable segments:

•Consumer and Professional Products (“CPP”) is a leading North American manufacturer and a global provider of branded consumer and professional tools; residential, industrial and commercial fans; home storage and organization products; and products that enhance indoor and outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including AMES, since 1774, Hunter, since 1886, True Temper, and ClosetMaid.

•Home and Building Products ("HBP") conducts its operations through Clopay. Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the Cornell and Cookson brands.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact            Investor Relations Contact
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311
IR@griffon.com

Griffon evaluates performance and allocates resources based on operating results from continuing operations before interest income and expense, income taxes, depreciation and amortization, strategic review, non-cash impairment charges, restructuring charges, loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure). Griffon believes this information is useful to investors.

The following table provides operating highlights and a reconciliation of Adjusted EBITDA to Income (loss) before taxes from continuing operations:

(in thousands)	For the Three Months Ended March 31,		For the Six Months Ended March 31,
REVENUE	2023	2022	2023	2022
Consumer and Professional Products	$314,325	$411,012	$567,136	$694,185
Home and Building Products	396,659	368,605	793,232	677,181
Total revenue	$710,984	$779,617	$1,360,368	$1,371,366

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2023	2022	2023	2022
ADJUSTED EBITDA
Consumer and Professional Products	$19,635	$47,844	$17,826	$64,058
Home and Building Products	131,871	104,474	256,016	160,771
Total Segments	151,506	152,318	273,842	224,829
Unallocated amounts, excluding depreciation*	(14,630)	(13,056)	(28,406)	(26,319)
Adjusted EBITDA	136,876	139,262	245,436	198,510
Net interest expense	(24,643)	(21,376)	(49,187)	(37,024)
Depreciation and amortization	(17,254)	(16,252)	(34,367)	(29,333)
Gain on sale of building	—	—	10,852	—
Strategic review - retention and other	(6,190)	—	(14,422)	—
Proxy expenses	(614)	(4,661)	(2,117)	(6,952)
Acquisition costs	—	(6,708)	—	(9,303)
Restructuring charges	(78,334)	(4,766)	(78,334)	(6,482)
Intangible asset impairment	(100,000)	—	(100,000)	—
Fair value step-up of acquired inventory sold	—	(2,701)	—	(2,701)
Income (loss) before taxes from continuing operations	$(90,159)	$82,798	$(22,139)	$106,715
* Primarily Corporate Overhead

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
DEPRECIATION and AMORTIZATION	2023	2022	2023	2022
Segment:
Consumer and Professional Products	$13,303	$11,791	$26,430	$20,397
Home and Building Products	3,811	4,324	7,657	8,662
Total segment depreciation and amortization	17,114	16,115	34,087	29,059
Corporate	140	137	280	274
Total consolidated depreciation and amortization	$17,254	$16,252	$34,367	$29,333

Griffon believes Free Cash Flow ("FCF", a non-GAAP measure) is a useful measure for investors because it portrays the Company's ability to generate cash from operations for purposes such as repaying debt, funding acquisitions and paying dividends.

The following table provides a reconciliation of Net cash provided by (used in) operating activities to FCF:

	For the Six Months Ended March 31,
(in thousands)	2023	2022
Net cash provided by (used in) operating activities	$161,636	$(173,373)
Acquisition of property, plant and equipment	(11,837)	(22,030)
Proceeds from the sale of property, plant and equipment	11,834	32
FCF	$161,633	$(195,371)

The following tables provide a reconciliation of Gross profit and Selling, general and administrative expenses for items that affect comparability for the three and six month periods ended March 31, 2023 and 2022:

(in thousands)	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2023	2022	2023	2022
Gross Profit, as reported	$194,492	$260,643	$428,317	$426,485
% of revenue	27.4%	33.4%	31.5%	31.1%
Adjusting items:
Restructuring charges(1)	74,645	2,455	74,645	2,777
Fair value step-up of acquired inventory sold	—	2,701	—	2,701
Gross Profit, as adjusted	$269,137	$265,799	$502,962	$431,963
% of revenue	37.9%	34.1%	37.0%	31.5%
(1) For the quarter and six months ended March 31, 2023 restructuring charges relates to the CPP global sourcing expansion.

(in thousands)	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2023	2022	2023	2022
Selling, general and administrative expenses, as reported	$260,301	$157,838	$413,021	$285,190
% of revenue	36.6%	20.2%	30.4%	20.8%
Adjusting items:
Restructuring charges(1)	(3,689)	(2,311)	(3,689)	(3,705)
Intangible asset impairment	(100,000)	—	(100,000)	—
Acquisition costs	—	(6,708)	—	(9,303)
Proxy expenses	(614)	(4,661)	(2,117)	(6,952)
Strategic review - retention and other	(6,190)	—	(14,422)	—
Selling, general and administrative expenses, as adjusted	$149,808	$144,158	$292,793	$265,230
% of revenue	21.1%	18.5%	21.5%	19.3%
(1) For the quarter and six months ended March 31, 2023 restructuring charges relates to the CPP global sourcing expansion.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Revenue	$710,984	$779,617	$1,360,368	$1,371,366
Cost of goods and services	516,492	518,974	932,051	944,881
Gross profit	194,492	260,643	428,317	426,485

Selling, general and administrative expenses	160,301	157,838	313,021	285,190
Intangible asset impairment	100,000	—	100,000	—
Total operating expenses	260,301	157,838	413,021	285,190

Income (loss) from operations	(65,809)	102,805	15,296	141,295

Other income (expense)
Interest expense	(24,879)	(21,408)	(49,527)	(37,089)
Interest income	236	32	340	65
Gain on sale of building	—	—	10,852	—
Other, net	293	1,369	900	2,444
Total other expense, net	(24,350)	(20,007)	(37,435)	(34,580)

Income (loss) before taxes from continuing operations	(90,159)	82,798	(22,139)	106,715
Provision (benefit) for income taxes	(27,904)	24,638	(8,586)	31,851
Income (loss) from continuing operations	$(62,255)	$58,160	$(13,553)	$74,864

Discontinued operations:
Income from operations of discontinued operations	—	1,000	—	4,320
Provision (benefit) for income taxes	—	(6,529)	—	(5,803)
Income from discontinued operations	—	7,529	—	10,123
Net income (loss)	$(62,255)	$65,689	$(13,553)	$84,987

Basic earnings per common share:
Income (loss) from continuing operations	$(1.17)	$1.13	$(0.26)	$1.46
Income from discontinued operations	—	0.15	—	0.20
Basic earnings (loss) per common share	$(1.17)	$1.27	$(0.26)	$1.65

Basic weighted-average shares outstanding	53,038	51,668	52,809	51,423

Diluted earnings per common share:
Income (loss) from continuing operations	$(1.17)	$1.09	$(0.26)	$1.40
Income from discontinued operations	—	0.14	—	0.19
Diluted earnings (loss) per common share	$(1.17)	$1.23	$(0.26)	$1.59

Diluted weighted-average shares outstanding	53,038	53,430	52,809	53,602

Dividends paid per common share	$0.10	$0.09	$0.20	$0.18

Net income (loss)	$(62,255)	$65,689	$(13,553)	$84,987
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	334	6,049	12,271	3,730
Pension and other post retirement plans	746	140	1,608	808
Change in cash flow hedges	1,533	(1,240)	953	(2,340)
Total other comprehensive income (loss), net of taxes	2,613	4,949	14,832	2,198
Comprehensive income (loss), net	$(59,642)	$70,638	$1,279	$87,185

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	March 31, 2023	September 30, 2022
CURRENT ASSETS
Cash and equivalents	$175,592	$120,184
Accounts receivable, net of allowances of $13,255 and $12,137	386,119	361,653
Inventories	574,086	669,193
Prepaid and other current assets	77,769	62,453
Assets of discontinued operations	1,004	1,189
Total Current Assets	1,214,570	1,214,672
PROPERTY, PLANT AND EQUIPMENT, net	262,394	294,561
OPERATING LEASE RIGHT-OF-USE ASSETS	175,095	183,398
GOODWILL	327,864	335,790
INTANGIBLE ASSETS, net	655,911	761,914
OTHER ASSETS	20,134	21,553
ASSETS OF DISCONTINUED OPERATIONS	4,188	4,586
Total Assets	$2,660,156	$2,816,474

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$15,720	$12,653
Accounts payable	159,198	194,793
Accrued liabilities	169,386	171,797
Current portion of operating lease liabilities	29,889	31,680
Liabilities of discontinued operations	7,460	12,656
Total Current Liabilities	381,653	423,579
LONG-TERM DEBT, net	1,491,564	1,560,998
LONG-TERM OPERATING LEASE LIABILITIES	155,018	159,414
OTHER LIABILITIES	157,890	190,651
LIABILITIES OF DISCONTINUED OPERATIONS	5,720	4,262
Total Liabilities	2,191,845	2,338,904
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	468,311	477,570
Total Liabilities and Shareholders’ Equity	$2,660,156	$2,816,474

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six Months Ended March 31,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(13,553)	$84,987
Net income from discontinued operations	—	(10,123)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities of continuing operations:

Depreciation and amortization	34,367	29,333
Stock-based compensation	13,335	9,959
Intangible asset impairments	100,000	—
Asset impairment charges - restructuring	59,118	806
Provision for losses on accounts receivable	343	578
Amortization of debt discounts and issuance costs	2,045	1,566
Fair value step-up of acquired inventory sold	—	2,701
Deferred income tax provision (benefit)	(25,744)	2,883
Gain on sale of assets and investments	(10,852)	(118)
Change in assets and liabilities, net of assets and liabilities acquired:
Increase in accounts receivable	(19,431)	(177,347)
(Increase) decrease in inventories	64,582	(106,534)
Increase in prepaid and other assets	3,451	6,063
Decrease in accounts payable, accrued liabilities, income taxes payable and operating lease liabilities	(51,409)	(18,652)
Other changes, net	5,384	525
Net cash provided by (used in) operating activities - continuing operations	161,636	(173,373)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(11,837)	(22,030)
Acquired businesses, net of cash acquired	—	(851,464)
Payments related to sale of Telephonics	(2,568)	—
Proceeds from investments	—	14,923
Proceeds from the sale of property, plant and equipment	11,834	32

Net cash used in investing activities - continuing operations	(2,571)	(858,539)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(12,824)	(10,091)
Purchase of shares for treasury	(12,989)	(10,886)
Proceeds from long-term debt	45,419	975,291
Payments of long-term debt	(119,110)	(37,906)
Financing costs	—	(16,457)
Other, net	(127)	(27)
Net cash provided by ( used in) financing activities - continuing operations	(99,631)	899,924

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
(in thousands)
(Unaudited)

	Six Months Ended March 31,
	2023	2022
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by (used in) operating activities	(2,598)	10,586
Net cash used in investing activities	—	(1,445)

Net cash provided by (used in) discontinued operations	(2,598)	9,141
Effect of exchange rate changes on cash and equivalents	(1,428)	(3,513)
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	55,408	(126,360)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	120,184	248,653
CASH AND EQUIVALENTS AT END OF PERIOD	$175,592	$122,293

Griffon evaluates performance based on Earnings (loss) per share and Net income (loss) excluding restructuring charges, loss from debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable, a non-GAAP measure. Griffon believes this information is useful to investors. The following tables provides a reconciliation of Income from continuing operations to Adjusted income from continuing operations and Earnings (loss) per common share from continuing operations, a non-GAAP measure, to Adjusted earnings (loss) per common share from continuing operations:

(in thousands, except per share data)	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2023	2022	2023	2022
Income (loss) from continuing operations	$(62,255)	$58,160	$(13,553)	$74,864

Adjusting items:
Restructuring charges(1)	78,334	4,766	78,334	6,482
Intangible asset impairment	100,000	—	100,000	—
Gain on sale of building	—	—	(10,852)	—
Acquisition costs	—	6,708	—	9,303
Strategic review - retention and other	6,190	—	14,422	—
Proxy expenses	614	4,661	2,117	6,952
Fair value step-up of acquired inventory sold(2)	—	2,701	—	2,701
Tax impact of above items(3)	(47,224)	(3,596)	(47,055)	(5,097)
Discrete and certain other tax benefits, net(4)	(8,723)	(683)	(9,056)	(1,574)

Adjusted income from continuing operations	$66,936	$72,717	$114,357	$93,631

Earnings (loss) per common share from continuing operations	$(1.17)	$1.09	$(0.26)	$1.40

Adjusting items, net of tax:
Anti-dilutive share impact(5)	0.05	—	0.02	—
Restructuring charges(1)	1.06	0.07	1.06	0.09
Intangible asset impairment	1.34	—	1.34	—
Gain on sale of building	—	—	(0.15)	—
Acquisition costs	—	0.12	—	0.15
Strategic review - retention and other	0.08	—	0.20	—
Proxy expenses	0.01	0.07	0.03	0.10
Fair value step-up of acquired inventory sold	—	0.04	—	0.04
Discrete and certain other tax benefits, net(4)	(0.16)	(0.01)	(0.16)	(0.03)

Adjusted earnings per common share from continuing operations	$1.21	$1.36	$2.07	$1.75

Weighted-average shares outstanding (in thousands)	53,038	51,668	52,809	51,423

Diluted weighted-average shares outstanding (in thousands)(5)	55,364	53,430	55,334	53,602

Note: Due to rounding, the sum of earnings per common share from continuing operations and adjusting items, net of tax, may not equal adjusted earnings per common share from continuing operations.

(1) For the quarter and six months ended March 31, 2023, restructuring charges relates to the CPP global sourcing expansion, of which $74,645 is included in Cost of goods and services and $3,689 is included in SG&A.

(2) The fair value step-up of acquired inventory sold is included in Cost of goods and services.

(3) The tax impact for the above reconciling adjustments from GAAP to non-GAAP Net income and EPS is determined by comparing the Company's tax provision, including the reconciling adjustments, to the tax provision excluding such adjustments.

(4) Discrete and certain other tax benefits primarily relate to the impact of a rate differential between statutory and annual effective tax rate on items impacting the quarter.

(5) Loss from continuing operations is calculated using basic shares on the face of the income statement. Per share impact of using diluted shares represents the impact of converting from the basic shares used in calculating earnings per share from the Loss from continuing operations to the diluted shares used in calculating earnings per share from the adjusted income from continuing operations.